EXHIBIT 12

COMPUTATION OF RATIO OF INCOME FROM

CONTINUING OPERATIONS TO FIXED CHARGES

FOR THREE MONTHS ENDED MARCH 31,

(UNAUDITED)

(Dollars in millions)	2006	2005

Income from continuing operations before income taxes (1)	$2,442	$2,010

Add: Fixed charges, excluding capitalized interest	330	291

Income as adjusted before income taxes	$2,772	$2,301

Fixed charges:
Interest expense	$220	$176
Capitalized interest	5	3
Portion of rental expense representative of interest	111	115

Total fixed charges	$335	$294

Ratio of income from continuing operations to fixed charges	8.27	7.83

(1)   Income from continuing operations before income taxes excludes (a) amortization of capitalized interest and (b) the company’s share in the income and losses of less-than-fifty percent-owned affiliates.

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SEGMENT INFORMATION - ON CONTINUING OPERATIONS BASIS

(UNAUDITED)

	Global Services
	Global	Global	Systems and			Personal
	Technology	Business	Technology		Global	Computing	Total
(Dollars in millions)	Services	Services	Group	Software	Financing	Division	Segments
Quarter Ended March 31, 2006:

External revenue	$7,719	$3,848	$4,419	$3,907	$582	$—	$20,475
Internal revenue	451	336	280	514	364	—	1,946
Total revenue	$8,171	$4,184	$4,699	$4,421	$946	$—	$22,421
Pre-tax income (loss)	$844	$356	$(18)	$1,021	$414	$—	$2,616

Revenue year-to-year change	(2.7)%	(0.6)%	3.7%	3.3%	(8.0)%	nm	(9.5)%
Pre-tax income year-to-year change	27.9%	122.6%	nm	26.9	5.9%	nm	28.3%
Pre-tax income margin	10.3%	8.5%	(0.4)%	23.1%	43.8%	nm	11.7%

Quarter Ended March 31, 2005:

External revenue	$7,822	$3,887	$4,289	$3,814	$579	$2,319	$22,710
Internal revenue	574	323	241	463	449	26	2,076
Total revenue	$8,396	$4,210	$4,530	$4,277	$1,028	$2,345	$24,786
Pre-tax income (loss)	$660	$160	$40	$805	$391	$(16)	$2,040

Pre-tax income margin	7.9%	3.8%	0.9%	18.8%	38.0%	(0.7)%	8.2%
nm - not meaningful

Reconciliations to IBM as Reported:

	Quarter Ended	Quarter Ended
(Dollars in millions)	March 31, 2006	March 31, 2005
Revenue:
Total reportable segments	$22,421	$24,786
Eliminations/other	(1,762)	(1,878)
Total IBM Consolidated	$20,659	$22,908

Pretax income:
Total reportable segments	$2,616	$2,040
Eliminations/other	(177)	(30)
Total IBM Consolidated	$2,440	$2,010